UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 19, 2013

DILIGENT BOARD MEMBER SERVICES, INC.

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State of other Jurisdiction of	(Commission file no.)	(IRS employer identification no.)
incorporation)

39 West 37 St. 8th Floor

New York, NY 10018

(Address of principal executive offices)

(212) 741-8181

(Issuer’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 20, 2013, New Zealand time, Diligent Board Member Services, Inc. (the “Company”) announced that senior management has identified and communicated to the Audit Committee of the Board of Directors of the Company an error in a Company revenue recognition practice affecting certain customer agreements. The error identified is that the Company incorrectly recognized revenue from new customer agreements and upgrades from the beginning of the month in which an agreement or upgrade was entered into, rather than pro rata based on the number of days in the month for which the agreement was in effect as required by US Generally Accepted Accounting Principles (GAAP). This error does not affect the total revenues ultimately earned or to be earned, the amount or timing of cash received or to be received from individual customer agreements, or the Company's liquidity or overall cash flow.

The Company, with the assistance of its new Chief Financial Officer and in consultation with its prior and new independent accounting firms, is continuing to analyze its revenue recognition practices under its customer agreements to determine whether they are in accordance with GAAP and applicable accounting guidance. The Company is continuing to review the financial impact of the identified error prior to making a conclusion as to whether it is material for the purpose of requiring a restatement in the Company’s historical financial statements for any fiscal period. The Company expects to make such a conclusion promptly and will update investors at such time. Going forward, the Company would make an adjustment to the timing of recognition of revenue, and the related costs, under its customer agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2013	DILIGENT BOARD MEMBER SERVICES, INC.

	By:	/s/ Carl D. Blandino
Carl D. Blandino
Chief Financial Officer